SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Definitive Proxy Statement

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[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

RCN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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105 Carnegie Center

Princeton, New Jersey 08540
609-734-3700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 8, 2003

       The Annual Meeting of Shareholders of RCN Corporation (“RCN” or the “Company”) will be held at The Doral Forrestal, 100 College Road East, Princeton, New Jersey 08540, on Thursday, May 8, 2003, at 11:00 a.m., local time. The meeting will be held for the following purposes:

1.	To elect five Directors to Class III to serve for a term of three years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending December 31, 2003;

3.	To approve a proposal to increase the number of shares of Common Stock that the Company has the authority to issue under the 1997 Stock Plan for Non-Employee Directors from 600,000 shares to 1,000,000 shares;

4.	To approve a proposal to amend the Amended and Restated Certificate of Incorporation of the Company (as amended) to effect a reverse stock split of the Company’s Common Stock;

5.	To approve a proposal to amend the Amended and Restated Certificate of Incorporation of the Company (as amended) to increase the number of shares of Common Stock that the Company has the authority to issue from 300,000,000 shares to 500,000,000 shares; and

6.	To transact any other business as may be properly brought before the meeting.

      Only shareholders of record at the close of business on March 12, 2003 will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

      In order to insure that your shares are represented and are voted in accordance with your wishes, IT WILL BE APPRECIATED IF YOU WILL DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. IN THE ALTERNATIVE, SHAREHOLDERS MAY VOTE VIA THE INTERNET OR TELEPHONE. If you attend the meeting, you may personally vote your shares regardless of whether you have signed a proxy.

      The proxy card provides instructions if you would like to consent to electronic distribution of proxy materials in the future.

/s/ W. TERRELL WINGFIELD, JR.

W. Terrell Wingfield, Jr.
General Counsel
and Corporate Secretary

Dated:

RCN CORPORATION

105 Carnegie Center
Princeton, New Jersey 08540

PROXY STATEMENT

2003 ANNUAL MEETING OF SHAREHOLDERS

To be held on Thursday, May 8, 2003

       This Proxy Statement is being mailed to shareholders on or about                                     , in connection with the solicitation of proxies by the Board of Directors of RCN Corporation (“RCN” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 8, 2003, at 11:00 a.m., local time, at The Doral Forrestal, 100 College Road East, Princeton, New Jersey 08540, and at any adjournment or postponement thereof.

      At the Annual Meeting, shareholders of RCN eligible to vote will consider and vote upon the following proposals: (i) to elect five Class III Directors to serve for a term of three years; (ii) to ratify the appointment of PricewaterhouseCoopers LLP, as independent public accountants of the Company for the fiscal year ending December 31, 2003; (iii) to increase the number of authorized shares in the 1997 Stock Plan for Non-Employee Directors from 600,000 shares to 1,000,000 shares; (iv) to approve a proposal to amend the Amended and Restated Certificate of Incorporation of the Company (as amended) to effect a reverse stock split of the Company’s Common Stock; (v) to approve a proposal to amend the Amended and Restated Certificate of Incorporation of the Company (as amended) to increase the number of shares of Common Stock that the Company has the authority to issue from 300,000,000 shares to 500,000,000 shares, and (vi) to transact any other business as may be properly brought before the meeting.

      Any proxy may be revoked at any time prior to its exercise by notifying the Corporate Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

      No person is authorized to give any information or to make any representation not contained in this Proxy Statement in connection with the solicitation made hereby, and if given or made, such information or representation should not be relied upon as having been authorized by the Company.

The date of this Proxy Statement is

PROXY STATEMENT
THE ANNUAL MEETING
PROPOSAL 1
ELECTION OF DIRECTORS
DIRECTOR INFORMATION
INFORMATION ABOUT THE BOARD AND ITS COMMITTEES
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL 3
APPROVAL OF AMENDMENT TO THE COMPANY’S 1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
PROPOSAL 4
AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK
PROPOSAL 5
AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE
COMPENSATION COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES(1)
AGGREGATED OSO EXERCISES IN LAST FISCAL YEAR AND FY-END OSO VALUES(1)
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
EMPLOYMENT AGREEMENT
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PARTIES
OTHER MATTERS
GENERAL INFORMATION

THE ANNUAL MEETING

Place, Date and Time

      The Annual Meeting will be held at The Doral Forrestal, 100 College Road East, Princeton, New Jersey 08540, on Thursday, May 8, 2003, at 11:00 a.m., local time.

Purpose of the Annual Meeting

      Shareholders of the Company will consider and vote upon the following proposals: (i) to elect five Class III Directors to serve for a term of three years; (ii) to ratify the appointment of PricewaterhouseCoopers LLP, as independent public accountants of the Company for the fiscal year ending December 31, 2003; (iii) to increase the number of authorized shares in the 1997 Stock Plan for Non-Employee Directors from 600,000 shares to 1,000,000 shares; (iv) to approve a proposal to amend the Amended and Restated Certificate of Incorporation of the Company (as amended) to effect a reverse stock split of the Company’s Common Stock; (v) to approve a proposal to amend the Amended and Restated Certificate of Incorporation of the Company (as amended) to increase the number of shares of Common Stock that the Company has the authority to issue from 300,000,000 shares to 500,000,000 shares, and (vi) to transact any other business as may be properly brought before the meeting.

Record Date, Quorum, and Required Vote

      The close of business on March 12, 2003, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. On March 12, 2003, there were 109,666,640 outstanding shares of Common Stock, 2,009,354 shares of Series B 7% Senior Convertible Preferred Stock (“Preferred Stock”) and no other equity voting securities of the Company. The shares of Preferred Stock, currently held by one shareholder, are convertible into an aggregate of 32,482,282 shares of Common Stock, except to the extent that the number of shares to be issued upon conversion would entitle the holder to cast more than 15% of the aggregate votes that all shareholders are entitled to cast (or a greater percentage under certain circumstances), in which event the excess will be issued as shares of non-voting Class B Common Stock. The Preferred Stock is entitled to be voted on an “as converted” basis, and the holder of the Preferred Stock has agreed to vote its shares (i) with respect to the election of members of the Board of Directors, for nominees who have been recommended by the Board of Directors and (ii) with respect to all other matters (and subject to exceptions in the case of proposals to approve a change of control transaction or to approve a stock issuance), either pro rata with the voting of other shareholders or as recommended by the Board of Directors to shareholders generally, at the election of the holder.

      The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to vote holding a majority of the outstanding shares of our Common Stock on the record date will constitute a quorum at the Annual Meeting. Shareholders will be entitled to one vote per share of Common Stock on all matters to be submitted to a vote at the Annual Meeting. Shareholders do not have cumulative voting rights with respect to the election of Directors.

      In accordance with Delaware law, a shareholder entitled to vote for the election of Directors can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.

      Directors will be elected by a plurality of the votes cast at the Annual Meeting. The approval of Proposal 2 (regarding the appointment of PricewaterhouseCoopers LLP) requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock present in person or by proxy and entitled to vote at the Annual Meeting. The approval of each of Proposal 3 (regarding increasing the number of authorized shares in the 1997 Stock Plan for Non-Employee Directors), Proposal 4 (regarding amending the Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock) and Proposal 5 (regarding amending the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock), requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock entitled to vote at the Annual Meeting. Abstentions, votes withheld and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of Directors will have the same effect as votes against the proposal, because approval requires a vote in favor of the proposal by a specified majority. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner. Broker non-votes will have no effect on the outcome of any of the proposals to be considered at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes and is currently comprised of thirteen members. One class is elected each year for a three-year term. Class III Directors whose term will expire at the Annual Meeting include the following nominees, all of whom are presently Directors of the Company: David C. McCourt, James Q. Crowe, Eugene Roth, William D. Savoy, and Walter Scott, Jr. These five nominees, if elected at the 2003 Annual Meeting, will serve for a term of three years expiring at the Annual Meeting of Shareholders to be held in 2006.

      It is not anticipated that any of the above nominees will become unavailable for any reason, but, if any of the nominees should become unavailable before the Annual Meeting, the persons named on the enclosed Proxy reserve the right to substitute another person of their choice as nominee in place of such person or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.

      THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE ELECTION OF THESE FIVE NOMINEES AS CLASS III DIRECTORS TO SERVE FOR A TERM OF THREE YEARS.

DIRECTOR INFORMATION

      Information concerning the nominees for re-election as Class III Directors and the other Directors of the Company is set forth below.

				Term
			Director	Expiring
Name of Director	Age	Nominees For Re-Election in Class III	Since	In

David C. McCourt	46	Chairman, Chief Executive Officer and Director of the Company since its inception in September 1997; Chairman and Director of Commonwealth Telephone Enterprises, Inc. (“CTE”) since October 1993; Chief Executive Officer of CTE from October 1993 to November 1998; Chairman, Director and Chief Executive Officer of Cable Michigan, Inc. from September 1997 to November 1998. He was also Chairman and Chief Executive Officer, as well as a Director of Mercom, Inc. from October 1993 to November 1998. He was a Director of MFS Communications Company, Inc. (“MFS/ WorldCom”) from July 1990 to December 1996; and a Director of WorldCom from December 1996 to March 1998. Mr. McCourt is also a Director of Level 3 Communications, Inc. (“Level 3”) and Cable Satellite Public Affairs Network (“C-Span”), and Level 3 Telecom Holdings, Inc. (“LTH”), formerly Kiewit Telecom Holdings., Inc., an affiliate of the Company.	1997	2003

				Term
			Director	Expiring
Name of Director	Age	Nominees For Re-Election in Class III	Since	In

James Q. Crowe	53	Chief Executive Officer of Level 3 since August 1997 and was also President until July 2000; President and Chief Executive Officer of MFS/ WorldCom from June 1993 to June 1997 and Chairman of the Board of Directors of MFS/ WorldCom from 1992 to 1996. Mr. Crowe is also a Director of CTE and he was Chairman of the Board of Directors of WorldCom from December 1996 to June 1997. Mr. Crowe is also Director of Level 3 and Peter Kiewit Sons’, Inc. (“PKS”).	1997	2003
Eugene Roth	67	Senior Partner at Rosenn, Jenkins and Greenwald L.L.P. (Attorneys) since 1964. Mr. Roth is also a Director of the Northeastern Pennsylvania Regional Board of Directors of First Union National Bank, Geisinger Wyoming Valley Medical Center, and CTE.	1997	2003
William D. Savoy	38	President of Vulcan, Inc., managing the personal finances of Paul G. Allen, and President of Vulcan Ventures, Inc. from 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1988. Mr. Savoy serves on the Advisory Board of DreamWorks SKG and is also a Director of Charter Communications, Inc., and drugstore.com. Mr. Savoy was designated to serve as a Director of the Company by Vulcan Ventures, Inc.	2000	2003
Walter Scott, Jr.	71	Chairman of Level 3 since 1979 and Director since April 1964; Chairman Emeritus and was Chairman and Chief Executive Officer of PKS for over nineteen years. Mr. Scott is also a Director of CTE, Berkshire Hathaway, Inc., Burlington Resources, Inc., Kiewit Materials Company, MidAmerican Energy Holdings Company, and Valmont Industries, Inc. Mr. Scott served as a Director of WorldCom from December 1996 to July 1997.	1997	2003

				Term
			Director	Expiring
Name of Director	Age	Other Directors of the Company in Class II	Since	In

Alfred Fasola	53	Chairman and Chief Executive Officer of Sportevo, a Sports Development Company. Mr. Fasola also owns and operates several Lifestyle Centers in the Southeastern United States. Mr. Fasola has been Chairman of Hot Sports, Inc. since 1997; and was Chief Executive Officer of Herman’s Sporting Goods from 1992 to 1995.	1997	2005
Richard R. Jaros	51	Private Investor since 1998; President of Level 3, formerly known as PKS , from 1996 to August 1997 and Executive Vice President of PKS from 1993 to 1997; Chief Financial Officer of PKS from 1995 to 1997. Chairman of CalEnergy Company, Inc. (“CECI”), now known as MidAmerican Energy Holdings Company, from 1993 to 1994 and President of CECI from 1992 to 1993. Mr. Jaros is also a Director of Level 3, MidAmerican Energy Holdings Company, and CTE.	1997	2005
Timothy J. Stoklosa	42	Executive Vice President of the Company since May 2002; Chief Financial Officer of the Company from January 2000 to May 2002; Mr. Stoklosa served as Senior Vice President and Treasurer of the Company from September 1997 to January 2000; Executive Vice President and Chief Financial Officer, as well as a Director of Mercom, Inc. from 1997 to 1998; Treasurer of CTE from 1994 to 1997. Mr. Stoklosa is also a Director of CTE.	2000	2005
Michael B. Yanney	69	Chairman of America First Companies, LLC and its predecessors since 1984 and as its Chief Executive Officer from 1984 until 2001. America First is a diversified financial services firm located in Omaha, Nebraska that manages public investment funds and has raised over $1.5 billion. From 1977 until the organization of America First, Mr. Yanney was principally engaged in the ownership and management of commercial banks. From 1961 to 1977, Mr. Yanney was employed by Omaha National Bank and Omaha National Corporation (now part of US Bank, N.A.), where he held various positions, including the position of Executive Vice President and Treasurer of the holding Company. Mr. Yanney is also a Director of Burlington Northern Santa Fe Corporation, Level 3, Forest Oil Corporation, MFA Mortgage Investments, Inc., Magnum Resources, Inc., InLight Solutions, Inc. (formerly Rio Grande Medical Technologies) and Netrake.	1997	2005

				Term
			Director	Expiring
Name of Director	Age	Other Directors of the Company in Class I	Since	In

Michael A. Adams	45	Chief Strategy Officer since September 2002, Chief Network Officer from June 2002 to September 2002, President, Wholesale and New Product Development Group of the Company from January 2001 to June 2002; President and Chief Operating Officer from October 1999 to January 2001; President of the Technology and Network Development Group from September 1997 to October 1999; Vice President of Technology with C-TEC Corporation from November 1993 to September 1997. Mr. Adams is also a Director of CTE.	1999	2004
Peter S. Brodsky	32	Partner of Hicks, Muse, Tate & Furst, Incorporated (“HMTF”), and has been with the firm since 1995. Prior to joining HMTF, Mr. Brodsky was employed in the investment banking department of CS First Boston Corporation in New York. Mr. Brodsky is also a Director of Globix Corporation, Cooperating Computing Incorporation-CCI Triad (Operating Co), CCHC (Holding Company), Handango.com, Nextjet Solutions, Inc., Realm Business Solutions, Inc. and Internet Auto Parts. Mr. Brodsky was designated to serve as a Director of the Company by HMTF.	2001	2004
Thomas J. May	55	Chairman, President and Chief Executive Officer of NSTAR, a Massachusetts business trust, and NSTAR Communications, Inc. (“NSTAR Communications”), formerly known as BecoCom, Inc., which is a party to a joint venture with RCN Telecom Services, Inc. (see “Transactions with Related Parties”), and its principal operating companies. Mr. May has held similar executive positions at its predecessor companies, BEC Energy and Boston Edison Company (“BECO”) since 1994. Mr. May is also a Director of Fleet Boston Financial Corporation, Liberty Mutual Insurance Company, New England Business Services, Inc. and NSTAR.	1997	2004
Thomas P. O’Neill, III	57	Chief executive officer at O’Neill and Associates, LLC, a global consulting firm specializing in strategic government relations and communications services since 1991.	1997	2004

      Stuart E. Graham, a Class I Director, resigned on December 3, 2002. Edward S. Harris, a Class II Director, resigned on March 28, 2003.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Director Attendance

      The Board of Directors held nine meetings during 2002, the Audit Committee met nine times, the Compensation Committee met three times, and the Nominating Committee met one time. All Directors attended at least 75% of the Board of Directors meetings and meetings held by Committees of which they were members.

Directors’ Compensation

      Directors who are also employees of the Company and its subsidiaries receive no Directors’ fees. Non-employee Directors of the Company receive an annual Directors’ fee of $15,000 in Common Stock based upon the average of the high and low prices of the Company’s Common Stock on the trading day immediately preceding each January 1, plus $1,000 in cash per board meeting attended. Also, members of the Audit Committee, other than the Chairman, receive an additional Directors’ fee of $5,000, and the Chairman of the Audit Committee receives an additional fee of $10,000 in Common Stock based upon the average of the high and low prices of the Company’s Common Stock on the trading day immediately preceding each January 1. The committee Chairmen and other committee members are paid $1,500 and $1,000 in cash, respectively, for each committee meeting attended. Pursuant to the Company’s 1997 Stock Plan for Non-Employee Directors, each non-employee Director receives an annual grant of fully vested non-qualified options for 4,000 shares of Common Stock on the date of the Annual Meeting with an exercise price equal to the fair market value of the Common Stock on the date the options are granted.

      On September 20, 2001, Mr. Scott was appointed Vice Chairman of the Board of Directors, and was engaged as a consultant to the Board and management in connection with various matters requested by the Board, including those relating to raising capital and construction issues. Mr. Scott did not receive any fee or cash bonus as compensation for his consulting services. In lieu thereof, Mr. Scott was granted 500,000 Outperformance Options (“OSO”) with an initial strike price of $1.95. These OSOs vested monthly over sixty (60) months beginning October 2001. The Company also agreed to grant to Mr. Scott an additional 250,000 OSOs, at the same initial strike price of $1.95, which would be fully vested on the date of grant, provided that certain performance objectives were achieved by April 2002. The performance objectives related to: (i) certain debt reduction activities, (ii) assisting the CEO in reviewing each market’s business plan to assure positive cash flow in each market, (iii) reviewing and assisting management in preparing the Company’s financial plan to assure efficiencies are realized, including relating to engineering and construction, operations and sales and marketing, (iv) assisting the CEO in seeking strategic partners, (v) reviewing with the CEO and President of Customer and Field Operations the organizational structure and necessary changes to improve efficiencies and reduce expenses, and (vi) such other duties as may be requested by the Board of Directors from time to time. The Compensation Committee retained the right to modify or add to the targets. The Compensation Committee determined that Mr. Scott had achieved the objectives. However, on April 16, 2002, the Committee and Mr. Scott agreed that notwithstanding the foregoing, and in light of the market price for the Company’s Common Stock, new and additional performance objectives would be added and the additional 250,000 OSOs would be granted and fully vested only upon achievement of such objectives. In addition, the initial strike price of such 250,000 OSOs would be $1.21, the closing price of the Common Stock on April 15, 2002. On April 16, 2002, the date the Compensation Committee decided to include new and additional objectives, the Compensation Committee amended the vesting of the initial 500,000 OSOs to provide that they were fully vested on such date. On February 27, 2003 the Committee determined that the additional objectives had been met, and the additional 250,000 OSOs were granted accordingly.

Executive Committee

      The Executive Committee exercises, to the extent permitted by law and delegated by the Board of Directors, all powers of the Board of Directors between board meetings, except those functions assigned to specific committees. The Executive Committee consists of David C. McCourt, Chairman, Walter Scott, Jr., William D. Savoy, Michael A. Adams and James Q. Crowe.

Nominating Committee

      The Nominating Committee reviews the qualifications of directors and potential new directors and makes recommendations to the Board. The Nominating Committee evaluates for the Board the Committee structure and effectiveness and frequency and productiveness of Board and Committee meetings. The Nominating

Committee also evaluates and makes recommendations to the Board regarding the adequacy of corporate governance policies.

      Shareholders who wish to communicate with this Committee concerning potential Director candidates may do so by corresponding with the Corporate Secretary of the Company. The communications should include the name and biographical data of the individual. The Nominating Committee consists of Eugene Roth, Chairman, Alfred Fasola and Michael B. Yanney.

Compensation Committee

      The Compensation Committee, pursuant to the Compensation Committee Charter, discharges the Board of Directors’ responsibilities on matters relating to Chief Executive Officer, senior executive and employee compensation, makes recommendations to the Board of Directors on matters related to employee and director compensation, and reviews plans concerning the orderly succession of senior officers and key management personnel. The Compensation Committee also administers the Company’s 1997 Equity Incentive Plan, Executive Stock Purchase Plan and the Savings and Stock Ownership Plan. The Compensation Committee consists of the following three directors who are not employees of the Company: Eugene Roth, Chairman, Alfred Fasola and Michael B. Yanney.

Audit Committee

      The principal functions of the Audit Committee are detailed in the Audit Committee Charter, and include (i) making recommendations to the full Board of Directors concerning the appointment of independent accountants; (ii) serving as an independent and objective party to monitor the integrity of the Company’s financial reporting process and internal control system; (iii) reviewing the audit scope and performance of the independent accountants and internal auditors; (iv) reviewing the Company’s significant accounting principles, policies and reporting practices with the independent accountants, internal auditors and management; and (v) reviewing the results of and monitoring audits conducted by the internal and external auditors. The Audit Committee consists of the following four directors who are not employees of the Company: Alfred Fasola, Chairman, Thomas P. O’Neill, III, Richard R. Jaros and Thomas J. May.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Company is asking the shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2003.

      If the shareholders do not ratify this appointment, other independent public accountants will be considered by the Board of Directors. Notwithstanding the shareholders’ ratification of the selection of the independent public accountants, the Board of Directors reserves the right to select other independent public accountants at its discretion.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions. Ratification of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the year ending December 31, 2003 requires the affirmative vote of a majority of the total votes entitled to vote on this Proposal 2 in person or by proxy at the Annual Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE COMPANY’S
1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

      The Board of Directors (the “Board”) believes that granting stock options and awarding shares in respect of annual retainers payable to non-employee directors promotes the interests of the Company and its shareholders by increasing the proprietary interest of non-employee directors in the growth and performance of the Company. In order to continue this practice, the Board, on February 22, 2003, approved amendments to the 1997 Stock Plan for Non-Employee Directors (the “Plan”) increasing the number of shares available for awards pursuant to the Plan (the “Plan Amendment”) from 600,000 shares to 1,000,000 shares.

      The following description of the Plan and Plan Amendment sets forth the material and summary terms thereof. It does not purport to be complete and is qualified in its entirety by reference to the terms of the Plan and Plan Amendments, a copy of which has been previously filed.

      The Current Plan. As in effect prior to January 1, 2003, a total of 600,000 shares of Common Stock were subject to award under the Plan. Only directors who are not also employees of the Company or its affiliates are eligible for awards. Non-employee directors receive both non-qualified stock options and outright grants of stock pursuant to the Plan. Specifically, at each annual meeting of the shareholders, each non-employee director is granted fully vested non-qualified stock options to purchase 4,000 shares of Common Stock. The purchase price is 100% of the fair market value of the shares on the date of grant. In addition, each non-employee director receives grants of shares as of each January 1 in an amount equal to the quotient obtained by dividing the annual retainer for that year by the average of the high and low prices of the Company’s Common Stock on the trading day immediately preceding each January 1. In addition to outright grants of stock to be received by all non-employee Directors, the members of the Audit Committee (other than the Chairman) receive additional shares having a market value equal to $5,000 on the date of the grant, and the Chairman of the Audit Committee receives additional shares having a market value equal to $10,000 on the date of the grant. As of January 1, 2003, the annual retainer for each non-employee director was $15,000 and the average of the high and low closing price of the Common Stock on the last trading day prior to January 1, 2003 was $0.535.

      Upon exercise of the options, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares of Common Stock acquired and the aggregate exercise price. The Company will receive a deduction at that time in a like amount. Upon grant of shares, the non-employee director will recognize ordinary income in an amount equal to the fair market value of the shares. The Company will receive a deduction at that time in a like amount.

      Since the adoption of the Plan on October 1, 1997, non-employee Directors of the Company have received options for 220,000 shares of stock, of which 208,000 remain outstanding, and have been granted 115,418 shares of stock. In light of the fact that only 276,582 shares remain available for future option and share grants, without approval of the Plan Amendment, the Company will not be able to make 2003 share grants and option grants pursuant to the Plan. Based on the average of the high and low closing price of the Common Stock on the last trading day prior to January 1, 2003, the Company is short by 78,566 shares for the annual retainer grants, and will need an additional 40,000 shares to make the option grants on May 8, 2003. Without approval of the Plan Amendment, the Company will be limited in its ability to continue to compensate and increase the proprietary interest of non-employee Directors in the Company. If the Plan Amendment is approved, an additional 400,000 shares will be available for future grants under the Plan.

      The Plan is administered by the Board. Prior to the Plan Amendment, the Board could amend the Plan at any time, but the Board could not, without the approval of the shareholders: (1) increase the number of shares that could be purchased pursuant to options (either individually or in the aggregate), other than an adjustment in options to purchase shares which are outstanding at the date of a change in the corporate structure affecting the shares, such as a stock split; (2) change the requirement that options be priced at fair market value; (3) modify the class of individuals who are eligible to participate; or (4) materially increase the benefits accruing to participants under the Plan.

      The Plan Amendment. Under the Plan Amendment adopted by the Board and subject to shareholders approval at the Annual Meeting, the number of shares of Common Stock available for award pursuant to the Plan will be increased from 600,000 to 1,000,000 shares.

      If approved by shareholders, the Plan Amendment will become effective on May 8, 2003. The affirmative vote of a majority of the total votes cast on this Proposal 3 in person or represented by proxy at the Annual Meeting is required to approve this Proposal 3.

      The following chart reflects the number of outstanding shares and options which will be granted to certain Executive Officers of the Company, the non-employee Directors as a group, and the non-executive Officer Employees, following approval of this Proposal 3:

Amended Plan Benefits

1997 Stock Plan for Non-Employee Directors

	Shares

Name and Position	$ Value		Number

David C. McCourt, Chairman and Chief Executive Officer	0		0
Jeffrey M. White, Vice Chairman and Chief Financial Officer	0		0
Michael A. Adams, Chief Strategy Officer	0		0
Timothy J. Stoklosa, Executive Vice President, Corporate Finance	0		0
P. K. Ramani, Senior Vice President, Operations Support	0		0
Executive Officers as a Group (10 persons, including the Executive Officers named above)	0		0
Non-Employee Director Group (10 persons)	$190,000	(1)	355,140	(2)
Non-Executive Officer Employee Group	0		0

(1)	Includes the amount of shares in respect of retainer fees to the Audit Committee Chairman and the Audit Committee members. Does not include option grants.

(2)	Includes the amount of shares in respect of retainer fees for Audit Committee Chairman and the Audit Committee members. Does not include option grants. The Company currently has ten non-employee Directors, each of whom is eligible to receive compensation under the Amended Plan. The average of the high and low stock prices on December 31, 2002 was $0.535.

      The following table sets forth, as of December 31, 2002, information as to all equity compensation plans of the Company that have been approved by the Company’s shareholders, including information as to (a) the number of shares of the Common Stock to be issued upon exercise of all outstanding options, warrants and rights, (b) the weighted average exercise price of all outstanding options, warrants and rights and (c) the number of shares of the Common Stock available for future issuance under equity compensation plans, other than shares to be issued upon exercise of all outstanding options, warrants and rights. There are no equity compensation plans that have not been approved by the Company’s shareholders.

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon	exercise price of	available for future issuance
	exercise of	outstanding	under equity compensation
	outstanding options,	options, warrants	plans (excluding securities
Plan Category	warrants and rights	and rights	reflected in column (a))

Equity compensation plans approved by security holders	9,828,524	$3.87	18,473,831
Equity compensation plans not approved by security holders	0	0	0
Total	9,828,524	$3.87	18,473,831

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN AMENDMENT TO THE 1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS.

PROPOSAL 4

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE
COMPANY’S COMMON STOCK

Reverse Stock Split

      On May 16, 2002, the shareholders at the Company’s Annual Meeting approved a reverse stock split of the shares of Common Stock, which could have been effected by the Company on any date determined by the Board of Directors prior to the Company’s next annual meeting of shareholders. During the last year, the Board of Directors did not determine to effect the approved reverse stock split, but the Board of Directors believes that it may be in the best interests of the Company and its shareholders to effect the reverse stock split prior to the Company’s next Annual Meeting.

      In light of the foregoing, on February 22, 2003 the Board of Directors adopted an amendment to the Company’s Amended and Restated Certificate of Incorporation (as amended), subject to approval by the shareholders, to effect a reverse stock split of the shares of its Common Stock. The Board of Directors also directed that the proposed amendment be submitted for action at the Annual Meeting of Shareholders to be held on May 8, 2003 and unanimously recommended that the shareholders approve the amendment. If shareholders approve the amendment, the effective date of the reverse stock split shall be on any date selected by the Board of Directors on or prior to the Company’s next annual meeting of shareholders but in no event later than such time. Alternatively, the Board of Directors may, in its sole discretion, determine that the reverse stock split is not in the best interests of the Company and its shareholders and not effect the reverse stock split.

      Under the amendment to effect the reverse stock split, the number of issued and outstanding shares of Common Stock that will be automatically combined into and become one share of Common Stock pursuant to the reverse stock split (the “Reverse Split Ratio”) will be determined by a formula designed to result in a per share market price of the Common Stock equal to approximately $5.00 immediately following the reverse stock split. Specifically, the Reverse Split Ratio will be determined by dividing $5.00 by the average closing prices of the Common Stock on the NASDAQ Small Cap Market, as reported by the Wall Street Journal, for the five trading days immediately preceding the day prior to the effective date of the reverse stock split, and rounding the resulting number to the nearest one-hundredth. To avoid the existence of fractional shares of Common Stock, fractional shares of Common Stock in excess of one-tenth resulting from the reverse stock split will be rounded up to the nearest whole number and fractional shares of one-tenth or less will be rounded down to the nearest whole number. The par value of the Common Stock will remain at $1.00 per share.

      For example, if the average closing price of the Common Stock for the five trading days immediately preceding the day prior to the reverse stock split were $1.50, then the Reverse Split Ratio would be 3.33, and each 3.33 shares of Common Stock issued and outstanding on the effective date would be automatically combined into and become one share of Common Stock.

      The amendment will modify the Amended and Restated Certificate of Incorporation (as amended) by adding the following paragraph to the end of clause (a) of Article FOURTH therein:

      “Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation that amended the Amended and Restated Certificate of Incorporation by adding this paragraph hereto, each number of issued and outstanding shares of Common Stock and Class B Common Stock equal to the Reverse Split Ratio immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of the Common Stock and Class B Common Stock, respectively, without any action by the holder thereof, subject to the treatment of fractional interests as described below. Stockholders who, immediately prior to the Effective Time, own a number of shares of Common Stock or Class B Common Stock, as the case may be, which is not evenly divisible by the Reverse Split Ratio shall, with respect to any fractional interest in excess of  1/10, be entitled to receive one share of Common Stock or Class B Stock from the Company in lieu of such fractional share of Common Stock or Class B Common Stock, as the case may be. Fractional shares of Common Stock or Class B Common Stock equal to or less than  1/10 shall be rounded down to the nearest whole number. Each certificate that prior to such combination represented shares of Common Stock or Class B Common Stock, as the case may be (“Old Certificates”), shall thereafter represent that number of shares of Common Stock or Class B Common Stock, as the case may be, into which the shares of Common Stock or Class B Common Stock, as the case may be, represented by the Old Certificate shall have been combined; provided that each person holding of record an Old Certificate shall receive, upon surrender of such Old Certificate, a new certificate or certificates evidencing and representing the number of shares of Common Stock or Class B Common Stock, as the case may be, to which such person is entitled under the foregoing combination. For purposes of this Certificate of Amendment, Reverse Split Ratio shall mean that number of shares of Common Stock or Class B Common Stock, as the case may be, determined by dividing $5.00 by the average closing prices of the Common Stock on the NASDAQ Small Cap Market, as reported by the Wall Street Journal, for the five (5) trading days immediately preceding the day prior to the date of the Effective Time, and rounding the result thereof to the nearest one-hundredth. At the Effective Time, the Reverse Split Ratio equals.”

      The effective date of the reverse stock split will be the date on which the amendment is filed with the Secretary of State of the State of Delaware, which shall be on any date selected by the Board of Directors on or prior to the Company’s next annual meeting of shareholders but in no event later than such time. If, at any time prior to the effective date of the reverse stock split, the Board of Directors, in its sole discretion, determines that the reverse stock split is no longer in the Company’s best interests and the interests of its shareholders, the reverse stock split may be abandoned at any time before, during or after the Annual Meeting and prior to its effectiveness, without further action by the shareholders. If the reverse stock split is approved by the shareholders and is subsequently not implemented by the Board of Directors on or prior to the Company’s next annual meeting, the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect the reverse stock split will be deemed abandoned, without any further effect. In such case, the Board of Directors will again seek shareholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

      The approval of the Proposal to amend the Amended and Restated Certificate of Incorporation to effect the reverse stock split requires the affirmative vote of a majority of the total votes entitled to vote on this Proposal 4 in person or by proxy at the Annual Meeting.

Reasons For the Reverse Stock Split

      The primary purpose for effecting the reverse stock split is to increase the per share trading price of the Common Stock so as to:

•	minimize the possibility that the Common Stock will be delisted from the NASDAQ Small Cap Market;

•	avoid the adverse consequences that could result from delisting, including a loss of investor interest; and

•	encourage greater interest in the Common Stock by the financial community and the investing public.

      On March 12, 2003, the closing price per share of the Common Stock on the NASDAQ Small Cap Market was $0.97.

      NASDAQ rules require that, as a condition of the continued listing of a Company’s shares on the NASDAQ Small Cap, a Company must satisfy certain listing requirements, including a requirement that under certain circumstances a Company maintain an average closing bid price for a listed security of at least $1.00.

      On September 25, 2002, the NASDAQ Market notified us, among other things, that our average closing price over the previous 30 trading days was than less than $1.00. Under the NASDAQ Small Cap Market’s rules, the NASDAQ had granted us through March 24, 2003 to bring the bid price for our shares to $1.00 or more for a consecutive 10-day trading period and otherwise comply with the NASDAQ Small Cap Market’s rules. We did not meet the $1.00 closing bid price for 10 consecutive days, however, we were notified on March 25, 2003 that we qualified for an additional 180 day listing extension because we maintained a Common Stock market capitalization of listed securities of at least $50,000,000 as of March 25, 2003. We now have through September 22, 2003 to bring the bid price for our shares to $1.00 or more for a consecutive 10-day trading period.

      If the reverse stock split is not approved by the shareholders, there can be no assurances that the Company would continue to satisfy the listing requirements of the NASDAQ Small Cap Market beyond September 22, 2003. If a NASDAQ listing cannot be maintained, shareholders may experience a greater difficulty in trading shares of the Common Stock. This lack of liquidity may also make it more difficult for the Company to raise capital.

      On September 25, 2002, the NASDAQ National Market notified us, among other things, that our average closing price over the previous 30 trading days was than less than $1.00. Under the NASDAQ Small Cap Market’s rules, the NASDAQ National Market had granted us through March 24, 2003 to bring the bid price for our shares to $1.00 or more for a consecutive 10-day trading period and otherwise comply with the NASDAQ Small Cap Market’s rules. We did not meet the $1.00 closing bid price for 10 consecutive days, however, we were notified on March 25, 2003 that we qualified for an additional 180 day listing extension because we maintained a Common Stock market capitalization of listed securities of at least $50,000,000 as of March 25, 2003. We now have through September 22, 2003 to bring the bid price for our shares to $1.00 or more for a consecutive 10-day trading period. If the reverse stock split is not approved by the shareholders, then it is likely, absent a significant upward movement in the trading price of the Common Stock, that the Company will not satisfy the requirements for continued listing on the NASDAQ National Market or initial listing on either the New York Stock Exchange or the American Stock Exchange. If NASDAQ determines to delist the Common Stock, the Company may appeal the determination pursuant to NASDAQ’s procedures, but there can be no assurances that the Company would be successful in appealing any such determination. If the Common Stock were delisted from the NASDAQ National Market, the Company would seek to maintain the listing of the Common Stock on the NASDAQ Small Cap Market. However, there can be no assurances that the Company would satisfy the listing requirements of the NASDAQ Small Cap Market. If a NASDAQ National Market listing cannot be maintained, shareholders may experience a greater difficulty in trading shares of the Common Stock. This lack of liquidity may also make it more difficult for the Company to raise capital.

      The Board of Directors also believes that the reverse stock split will encourage greater interest in the Common Stock by the investment community. The Board of Directors believes that the current market price of the Common Stock has impaired its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional and other investors look upon stocks trading at low prices as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low priced stocks.

      The Board of Directors believes that the reduction in the number of outstanding shares of the Common Stock caused by the reverse stock split should, absent other factors, increase the per share market price of the Common Stock, although not necessarily on a proportional basis, so as to satisfy the NASDAQ Small Cap Market criteria. Although the reverse stock split is designed to result in a per share market price of the Common Stock equal to approximately $5.00 immediately following the reverse stock split, some investors may view the reverse stock split negatively since it reduces the number of shares available in the public market and could have an adverse effect on the liquidity of the Common Stock, which could result in an actual per share market price of less than $5.00 immediately following the reverse stock split. In addition, other reasons such as the Company’s financial results, market conditions, the market perception of the Company’s business and other factors may adversely affect the market price of the Common Stock. As a result, there can be no assurances that the reverse stock split, if completed, will result in the benefits described above, or that the per share market price of the Common Stock will not decline in the future, which could result in future non-compliance with the NASDAQ Small Cap Market criteria.

      In addition to satisfying the minimum average closing bid price requirement, the Company would also need to continue to satisfy all other applicable NASDAQ listing criteria. Therefore, the Company cannot assure you that it will be successful in meeting these and other listing criteria of NASDAQ or that, in the event that the Common Stock is delisted from the NASDAQ Small Cap Market, the Company will be successful in obtaining an initial listing on any other stock exchange.

Effects of the Reverse Stock Split

General

      If the amendment to the Amended and Restated Certificate of Incorporation is approved by the shareholders and the Board of Directors determines to effect the reverse stock split, the principal effect will be to decrease the number of outstanding shares of Common Stock. As a result of the reverse stock split, each issued and outstanding number of shares of Common Stock equal to the Reverse Split Ratio on the effective date would be automatically combined into and become one share of Common Stock. The Common Stock is currently registered under the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the NASDAQ Small Cap Market. Following the reverse stock split, the Common Stock will continue to be listed on the NASDAQ Small Cap Market under the symbol “RCNC”, subject to the Company’s continued satisfaction of the NASDAQ listing requirements.

      By decreasing the number of outstanding shares of Common Stock, the reverse stock split will result in an increase in number of the Company’s authorized and unissued Common Stock. The Board of Directors believes that the availability of additional authorized but unissued shares after the reverse stock split will provide the Company with the flexibility to issue Common Stock for proper corporate purposes which may be identified in the future, such as to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to repurchase issued and outstanding debt obligations, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans and to effect stock splits, where the Board of Directors determines it advisable to do so, without the necessity of soliciting further shareholder approval, subject to applicable shareholder vote requirements of Delaware corporation law and the National Association of Securities Dealers [“NASD”].

      Proportionate voting rights and other rights of the holders of the Common Stock will not be affected by the reverse stock split, other than as a result of the rounding up of fractional shares as described below. The number of shareholders of record will not be affected by the reverse stock split.

      Although the reverse stock split would not, by itself, affect the Company’s assets or prospects, the reverse stock split could result in a decrease in the Company’s aggregate market capitalization due to a decrease in the market price of the Common Stock following the effective date. Also, if approved and implemented, the reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of the Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board of Directors believes, however, that these potential effects are outweighed by the benefits of the reverse stock split.

Effect On Stock Option Plans, Executive Stock Purchase Plan, Warrants and Preferred Stock

      As of March 12, 2003, the Company had outstanding stock options to purchase a total of 7,058,534 shares of the Common Stock, including 208,000 options outstanding under the 1997 Stock Plan for Non-Employee Directors, and 3,359,875 outstanding Outperformance Options. If the reverse stock split is approved and effected, the compensation committee of the Board of Directors has determined that the terms of the options and Outperformance Options would be equitably adjusted by dividing the number of shares of Common Stock issuable upon exercise thereof by the Reverse Split Ratio. In addition, the exercise price per share would be proportionately increased by multiplying the exercise price prior to the reverse stock split by the Reverse Split Ratio. The aggregate exercise price would remain the same. In addition, the number of shares of the Common Stock which remain available for issuance under the Company’s option plans will be reduced by the same ratio as the reverse stock split.

      If the reverse stock split is approved and effected, the Compensation Committee, with authority from the Board of Directors has determined that the number of share units outstanding under the Company’s Executive Stock Purchase Plan would be equitably adjusted by dividing the number of share units available for purchase by the Reverse Split Ratio.

      As of March 12, 2003, the Company had outstanding warrants exercisable for an aggregate of 3,830,537 shares of Common Stock. The warrants include provisions for adjustments of the number of shares issuable following a reverse stock split, as well as the exercise price thereof. If the reverse stock split is effected, the terms of the outstanding warrants would be equitably adjusted by dividing the number of shares issuable upon exercise thereof by the Reverse Split Ratio. In addition, the exercise price per share would be proportionately increased by multiplying the exercise price prior to the reverse stock split by the Reverse Split Ratio. The aggregate exercise price would remain the same.

      As of December 31, 2002, the Company had outstanding 323,935 shares of Series A Preferred Stock convertible at conversion prices of $39 per share into an aggregate of 8,312,423 shares of Common Stock and 2,009,354 shares of Series B Preferred Stock convertible at conversion prices of $62 per share into an aggregate of 32,482,282 shares of Common Stock. The terms of the Series A and Series B preferred stock include provisions for decreasing the applicable conversion ratio in the event of a reverse stock split to proportionately reduce the number of shares issuable upon conversion following a reverse stock split. If the reverse stock split is effected, the respective conversion ratios of the Series A and Series B preferred stock will be adjusted such that, following the reverse stock split, the Series A and Series B preferred stock will be convertible into the number of shares of Common Stock that the holders thereof would have received pursuant to the reverse stock split had they converted their preferred stock into Common Stock prior to the reverse stock split.

Reduction in Stated Capital

      Pursuant to the reverse stock split, the par value of the Common Stock will remain $1.00 per share. As a result of the reverse stock split, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced by dividing its present amount by the Reverse Split Ratio, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The Company’s stockholder’s equity, in the aggregate, will remain unchanged.

Fractional Shares

      The Company does not currently intend to issue fractional shares in connection with the reverse stock split. To avoid the existence of fractional shares of Common Stock, fractional shares of Common Stock in excess of one-tenth resulting from the reverse stock split will be rounded up to the nearest whole number and fractional shares of one-tenth or less will be rounded down to the nearest whole number.

Exchange of Stock Certificates

      If the reverse stock split proposal is approved and the reverse stock split is effected, shareholders will be required to exchange their stock certificates for new certificates representing the number of shares of the Common Stock resulting from the reverse stock split. Shareholders of record on the effective date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by the Company’s transfer agent. Shareholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. As soon as practicable after the effective date, the transfer agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering certificates representing the number of shares of the Common Stock prior to the reverse stock split (“Old Stock Certificates”) in exchange for new certificates representing the number of shares of the Common Stock resulting from the reverse stock split (“New Stock Certificates”).

      YOU SHOULD NOT SEND YOUR OLD STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE COMPANY’S TRANSFER AGENT.

      As soon as practicable after the surrender to the transfer agent of any Old Stock Certificate, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Stock Certificate had been issued a New Stock Certificate registered in the name of such person. Each New Stock Certificate will continue to bear any legends, if any, restricting the transfer of such shares that were borne by the surrendered Old Stock Certificates held prior to the reverse stock split.

      Until surrendered as contemplated herein, each Old Stock Certificate shall be deemed at and after the effective date of the reverse stock split to represent the number of full shares of the Common Stock resulting from the reverse stock split. Until they have surrendered their Old Stock Certificates for exchange, shareholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record.

      Any stockholder whose Old Stock Certificate has been lost, destroyed or stolen will be entitled to a New Stock Certificate after complying with the requirements that the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

      No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Stock Certificate, except that if any New Stock Certificates are to be issued in a name other than that in which the Old Stock Certificates are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay the Company any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to the Company’s satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

No Appraisal Rights

      Shareholders have no rights under Delaware law or the Company’s Amended and Restated Certificate of Incorporation or the Company’s Bylaws to exercise dissenters’ rights of appraisal with respect to the reverse stock split.

Certain Federal Income Tax Consequences of the Reverse Stock Split

      The following discussion is a summary of certain federal income tax consequences of the reverse stock split to the Company and to holders of the Common Stock that hold such stock as a capital asset for federal income tax purposes (other than holders who own 5 per cent or more of the Company’s stock or who are involved in directing the Company’s affairs). This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who are subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold the Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired the Common Stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

      The Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. The following summary does not address the tax consequences of the reverse stock split under foreign, state, or local tax laws. Accordingly, each holder of Common Stock should consult its own tax advisor with respect to the particular tax consequences of the reverse stock split to such holder.

      The federal income tax consequences for a holder of Common Stock pursuant to the reverse stock split generally should be as follows:

1. except with respect to cash received in lieu of fractional shares (if any), the holder generally should not recognize any gain or loss for federal income tax purposes;

2. the holder’s aggregate tax basis of the Common Stock received pursuant to the reverse stock split, generally should be equal to the aggregate tax basis of such holder’s Common Stock surrendered in exchange therefor;

3. the holder’s holding period for the Common Stock received pursuant to the reverse stock split generally should include such holder’s holding period for the Common Stock surrendered in exchange therefor; and

4. the Company will not recognize gain or loss as a result of the reverse stock split.

      Cash (if any) received by a holder of Common Stock in lieu of fractional shares pursuant to the reverse stock split should generally be treated as received in exchange for such fractional share, and such holder should generally recognize capital gain or loss (if any) in an amount equal to the difference between the amount of cash received and the portion of tax basis in Common Stock allocable to such fractional share. Capital gain recognized by a holder in respect of such cash should be long term capital gain if the holder’s holding period for the fractional share interest is more than one year on the effective date of the reverse stock split.

      The Company has generated, and may continue to generate, certain net operating losses (commonly referred to as “NOLs” for federal income tax purposes) that generally may be carried forward to offset taxable income realized in future years. However, if an ownership change (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) occurs with respect to the Company’s equity interests, the ability to utilize NOLs generated before the date of the ownership change (and certain built-in losses (if any) that exist as of the date of the ownership change) generally would be limited to specific annual amounts.

      Generally an ownership change occurs if certain persons or groups increase their aggregate ownership of a corporation’s equity interests by more than 50 percentage points in any three-year period. The Company believes that it did undergo an ownership change in the year 2000, and may undergo additional ownership changes in the future.

      The approval of the Proposal to amend the Amended and Restated Certificate of Incorporation to effect the reverse stock split requires the affirmative vote of a majority of the total votes entitled to vote on this Proposal 4 in person or by proxy at the Annual Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK.

PROPOSAL 5

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
INCREASING THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE

      On May 16, 2002, the shareholders at the Company’s Annual Meeting approved an increase in the number of authorized shares of capital stock from 725,000,000 shares, of which 25,000,000 shares were Preferred Stock and 400,000,000 were Non-Voting Class B Common Stock, to 925,000,000, including the same 25,000,000 shares of Preferred Stock and 400,000,000 shares of Non-Voting Class B Common Stock, and to increase the shares of Common Stock from 300,000,000 to 500,000,000, which could have been effected on any date determined by the Board of Directors prior to the Company’s next Annual Meeting of shareholders. During the last year, the Board of Directors did not determine to effect the increase in authorized shares, but the Board of Directors believes it may be in the best interests of the Company and its shareholders to effect the increase in authorized shares prior to the Company’s next Annual Meeting.

      In light of the foregoing, on February 22, 2003 the Board of Directors adopted an amendment to the Company’s Amended and Restated Certificate of Incorporation (as amended), subject to approval by the shareholders, to increase the number of authorized shares of capital stock from 725,000,000 shares, of which 25,000,000 shares are Preferred Stock and 400,000,000 are Non-Voting Class B Common Stock, to 925,000,000, including the same 25,000,000 shares of Preferred Stock and 400,000,000 shares of Non-Voting Class B Common Stock, and to increase the shares of Common Stock from 300,000,000 to 500,000,000. The Board of Directors also directed that the proposed amendment (the “Amendment”) be submitted for action at the Annual Meeting of Shareholders to be held on May 8, 2003.

Increase in the Number of Shares of Common Stock

      The Company’s Amended and Restated Certificate of Incorporation (as amended) currently authorizes the issuance of a total of 725,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $1.00 per share, 400,000,000 shares of Non-Voting Class B Common Stock, par value $1.00 per share, and 25,000,000 shares of Preferred Stock, par value $1.00 per share. The Amendment will increase the total number of authorized shares to 925,000,000 and the number of shares of Common Stock authorized to 500,000,000. The Amendment will not change the currently authorized number of shares of Non-Voting Class B Common Stock, which will remain set at 400,000,000, or Preferred Stock, which will remain set at 25,000,000. The Amendment will modify the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation (as amended) to read as follows:

“FOURTH: (a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 925,000,000, consisting of 500,000,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), 400,000,000 shares of Class B Non-voting Common Stock, par value $1.00 per share (the “Class B Common Stock” and, together with the Common Stock, the “Common Equity”) and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).”

Purpose and Effect of the Proposed Amendment

      The Board of Directors believes that it is in the Company’s best interests to increase the number of shares of Common Stock that the Company is authorized to issue. The Board of Directors believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue Common Stock for proper corporate purposes which may be identified in the future, such as to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to repurchase issued and outstanding debt obligations, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans and to effect stock splits, where the Board of Directors determines it advisable to do so, without the necessity of soliciting further shareholder approval, subject to applicable shareholder vote requirements of Delaware corporation law and the NASD.

      The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock now authorized. Adoption of the Amendment and the issuance of Common Stock would not affect the rights of holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of Common Stock outstanding. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current holders of Common Stock do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on earnings per share, voting power and share holdings of current shareholders. If the Amendment is adopted, it will become effective upon the filing of the proposed amendment with the Delaware Secretary of State.

      The Board of Directors is required to make any determination to issue Common Stock based upon its judgement as to the best interests of the Company. The Amendment could render more difficult any attempted takeover of the Company that is opposed by the Board of Directors. The Board of Directors may issue, without further action or approval of the shareholders, (subject to limits imposed by applicable laws and the rules of the NASD) additional shares of Common Stock to the public, thereby increasing the number of shares that would have to be acquired to effect a change of control of the Company.

      The effective date of the increase in authorized shares will be the date on which the amendment is filed with the Secretary of State of the State of Delaware, which shall be on any date selected by the Board of Directors on or prior to the Company’s next annual meeting of shareholders but in no event later than such time. If, at any time prior to the effective date of the increase in authorized shares, the Board of Directors, in its sole discretion, determines that the increase in authorized shares is no longer in the Company’s best interests and the interests of its shareholders, the increase in authorized shares may be abandoned at any time before, during or after the Annual Meeting and prior to its effectiveness, without further action by the shareholders. If the increase in authorized shares is approved by the shareholders and is subsequently not implemented by the Board of Directors on or prior to the Company’s next annual meeting, the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares will be deemed abandoned, without further effect. In such case, the Board of Directors will again seek shareholder approval at a future date for an increase in authorized shares if it deems an increase in authorized shares to be advisable at that time.

      The approval of the Proposal to amend the Amended and Restated Certificate of Incorporation as amended to increase the authorized amount of Common Stock requires the affirmative vote of a majority of the total votes entitled to vote on this Proposal 5 in person or by proxy at the Annual Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

COMPENSATION COMMITTEE REPORT

      The compensation programs for the Company’s Executive Officers are administered by the Compensation Committee (the “Compensation Committee”) of the Board of Directors. The Compensation Committee is comprised of three non-employee Directors. The Compensation Committee makes determinations with respect to all executive compensation matters involving Executive Officers who are subject to Section 16 of the Securities Exchange Act of 1934. In addition, the Compensation Committee makes recommendations and/or determinations with respect to all other executive compensation matters.

      The Compensation Committee submits the following report on compensation for the Company’s Executive Officers for the 2002 fiscal year:

Compensation Philosophy

      The Company has established pay-for-performance compensation programs for all levels within the Company, including its executive officers. The Company emphasizes the need for all employees to set objectives and for the objectives of each employee to be tied into the Company goals. The Company’s compensation programs are intended to motivate its employees to provide superior service and superior performance in order to be competitive. Under the Company’s total compensation program, all employees of the Company are evaluated against written objectives and compensated accordingly.

      The Company’s compensation philosophy for executive officers is based upon their performance against written objectives which are designed to motivate them to lead the organization, establish and communicate the Company’s objectives, and execute the Company’s business plan to achieve its objectives. The market alignment strategy for the compensation elements include base salary at or below the midpoint of the Company’s peer group, and is performance based; short term incentive which is at or below the midpoint of the Company’s peer group, and is performance based and at risk; and long term incentive which is at or above the midpoint of the Company’s peer group, is performance based, and is focused on retaining the executive and promoting stock ownership of the Company.

      The Chief Executive Officer reviews the performance of the senior executives against written objectives on a quarterly basis, and based upon those evaluations, recommends to the Compensation Committee base salaries, short-term and long-term incentive grants consistent with the compensation philosophy of the Company.

Base Salaries

      Executive Officer base salaries were increased by an average of 1% in March 2002. For fiscal year 2003, Executive Officers did not receive any increase in their base salaries.

Annual Bonuses

      The Company pays annual bonuses under the Short Term Performance Incentive Plan. The amount of cash bonuses are based upon performance, and were linked to individual performance goals and Company-wide objectives. The Company-wide objectives are established as “stretch” objectives requiring performance above established goals. Success against these objectives and overall assessed performance determine the amount of a bonus pool. The Compensation Committee determines the individual awards for the Company’s executive officers who are subject to Section 16 of the Securities Exchange Act of 1934 and approves the individual awards for the Company’s other executive officers. The annual bonus amount for executive officers is made up of individual goals, and Company-wide goals, resulting in 2002 average bonus objective achievement of 70% of target. However, although an average of 70% of the target bonus objectives have been achieved, bonuses will not be paid until the Company achieves certain additional targets established by the Compensation Committee that will validate that the Company is on an appropriate trajectory to meet its 2003 objectives. Once the additional targets are met, 2002 bonuses will be paid.

Stock Options

      To further the interests of the Company’s senior executives with that of shareholders, the Company has adopted, and the shareholders have approved, the 1997 Equity Incentive Plan, which provides for grants of stock options, as well as restricted stock and other stock-based compensation. Generally, the number of stock options granted to the named Executive Officers and mid-level management employees are based on the individual’s grade level, title and evaluation of each executive’s individual performance and contribution to the Company’s performance as presented to the Compensation Committee. The Compensation Committee believes that stock options provide an incentive for retention of executive talent and the creation of shareholder value in the long-term since the full benefit of the compensation package cannot be realized unless the price of the Company’s stock appreciates over a specified number of years and the executive continues to perform services for the Company. However, due to the significant decline in the market price of the Company’s Common Stock, the Company instituted and implemented an option exchange program in 2001. Because of this, the Company did not grant any options in 2002, other than to certain Executive Officers who were promoted or hired during the year.

Outperformance Option Grants

      The Company has adopted an Outperformance Option (“OSO”) program under the 1997 Equity Incentive Plan whereby certain senior management of the Company will benefit from an increase in the market value of the Company’s shares only if the Company’s stock performance exceeds the performance of the general market, as measured by the Standard & Poor’s (S&P) 500 Index, and the value rises above the options’ strike price. Participants in the OSO program do not realize any value from the awards unless the Common Stock price outperforms the S&P 500 Index and exceeds the strike price, which adjusts based on the S&P performance. When the Company’s stock performance is greater than the S&P 500 Index performance, the value received for the awards in the OSO plan is based on a formula involving a multiplier related to the level by which the Common Stock outperforms the S&P 500 Index. Upon exercise, the value of each OSO will be, in cash or shares of stock, an amount equal to the product of the closing price of the Common Stock, less the adjusted strike price, multiplied by the multiplier. The more the Company stock outperforms the Index, the higher the multiplier, up to a maximum of eight times. Unlike traditional option plans, increases in the price of the Company’s Common Stock that underperform the S&P 500 Index yield no value to the option holders. The Company did not grant any OSO’s to the executive officers in 2002.

Executive Stock Purchase Plan

      To further align the interests of the Company’s senior executives with that of shareholders, the Company encourages executives to acquire and maintain an equity stake in the Company. To assist executives in accumulating this equity position on a pre-tax basis, the Company implemented the Executive Stock Purchase Plan pursuant to which an executive may purchase Company stock through deferral of earned and otherwise payable cash compensation, which is matched by the Company up to a maximum of 20%.

Chairman’s Performance and Retention Bonus Plan

      In 2001 the Company established the 2001 Chairman’s Performance and Retention Bonus Plan, which was designed to retain and incentivize certain key employees. The plan had been established because, due to the significant decline in the market price of the Company’s Common Stock, the Compensation Committee felt that the stock options held by employees were not providing adequate long term incentives and retention. The Compensation Committee determined that a performance-based cash bonus plan would help to provide incentives for the Company’s key employees to deliver superior performance and would aid in retention of key employees. The plan provided that a bonus pool would be established for certain key employees of the Company, which would be payable over time provided that certain performance objectives had been achieved and that the employee remained with the Company. The Company objectives related to (i) debt reduction, (ii) establishment of a long term capital plan with adequate liquidity, (iii) improvements to gross margin levels, (iv) achieving EBITDA positive status in certain markets, (v) reducing the Company’s headcount or raising additional equity to fund future growth, (vi) achieving yearly budgeted EBITDA, and (vii) achieving yearly budgeted revenue. The plan provided that the bonus would be paid in equal annual installments through January 15, 2004, provided that the employee was employed by the Company on such dates.

      In 2002 the Compensation Committee determined that the performance objectives had been achieved in 2001. On April 16, 2002, the Compensation Committee decided that additional performance objectives should be added. The Compensation Committee further established additional goals in February 2003. The Compensation Committee further determined that such bonuses may be payable in stock or cash, or a combination thereof. A portion of such bonuses have been earned on achievement of the original objectives, and further bonuses may be earned upon achievement of the additional objectives, but may be deferred by the Compensation Committee upon the failure of the Company to attain a certain operating target.

Chief Executive Officer Compensation

      At the request of Mr. McCourt, the base salary for the Chief Executive Officer will remain at $500,000 for 2003, the same level it has been since 1997. The Compensation Committee establishes short-term performance objectives for the Chief Executive Officer and then evaluates his individual performance against those objectives as well as the overall achievement of the Company-wide objectives. The short term performance objectives for Mr. McCourt in 2002 included, among other things, debt reduction, improving the operating matrix of the Company’s business, narrowing the EBITDA loss each quarter, work on developing new sources of revenue, and right-sizing the entire organization in light of the Company’s revised growth plan. Based upon the Committee’s evaluation of Mr. McCourt’s performance against these goals in 2002, although the Compensation Committee determined that Mr. McCourt had achieved these goals, Mr. McCourt has requested, and the Committee has agreed, that he receive no bonus until the Company achieves certain targets established by the Compensation Committee that will validate that the Company is on an appropriate trajectory to meet its 2003 goals.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) denies a deduction by an employer for certain compensation in excess of $1,000,000 per year paid by a publicly traded corporation to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, unless such compensation is awarded pursuant to a qualified performance-based program. Subject to the needs of the Company, the Company’s compensation plans are generally intended to qualify for such qualified performance-based exemption.

COMPENSATION COMMITTEE
Eugene Roth, Esq., Chairman
Alfred Fasola
Michael B. Yanney

Dated:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Set forth in the table below is information as of March 12, 2003 with respect to the number of shares of Common Stock beneficially owned by: (i) each person or entity known by the Company to own more than 5% of the Common Stock; (ii) each Director of the Company; (iii) each of the named Executive Officers below; and (iv) all Directors and Executive Officers as a group. To the Company’s knowledge, unless otherwise indicated, each person or entity has voting and investment power with respect to the shares set forth opposite the person’s or entity’s name.

	Common Stock

	Number of
	Shares
	Beneficially	Percent of
Name of Beneficial Owner	Owned	Shares(%)

Michael A. Adams(1)(2)	432,048	*
Peter S. Brodsky(7)	5,155	*
James Q. Crowe(3)(11)	29,917	*
Alfred Fasola(3)	32,787	*
Richard R. Jaros(3)(11)	145,565	*
Thomas J. May(3)(10)	34,969	*
David C. McCourt(1)(5)(6)(11)	3,460,512	3.11%
Thomas P. O’Neill, III(3)	40,969	*
P.K. Ramani(1)(16)	97,662	*
Eugene Roth(13)	46,904	*
William D. Savoy(4)(8)(9)	22,864	*
Walter Scott, Jr.(3)(11)(15)	13,271,528	11.61%
Timothy J. Stoklosa(1)(12)	259,605	*
Jeffrey White(14)	773,344	*
Michael B. Yanney(3)(11)	25,000	*
All Directors and Executive Officers as a Group (19 persons)	18,979,743	16.28%
Level 3 Delaware Holdings, Inc.(6)	26,640,970	24.29%
HM4 RCN Partner(7)	8,319,311	7.05%
Vulcan Ventures Incorporated(8)	35,889,382	25.25%
NSTAR Communications(17)	11,597,193	10.57%

(*) Less than 1% of outstanding shares.

(1)	Includes Share Units (further defined below) relating to the Common Stock acquired by each such named participant in lieu of current compensation pursuant to the Executive Stock Purchase Plan (“ESPP”) and the vested Share Units credited to the matching account of each such named participant, as of March 12, 2003, including matching Share Units scheduled to vest within 60 days thereafter: Mr. McCourt, 352,572 shares; Mr. Adams, 117,278 shares; Mr. Stoklosa, 55,807 shares; and Mr. Ramani, 45,935 shares Mr. White does not participate in the ESPP. Under the ESPP, participants who defer current compensation are credited with “Share Units” with a value equal to the amount of the deferred pretax compensation. The value of a Share Unit is based on the value of a share of Common Stock. The Company also credits each participant’s matching account under the ESPP with 100% of the number of Share Units credited based on the participant’s elective contributions. Share Units credited to participants’ elective contribution accounts are fully and immediately vested. Share Units credited to participants’ matching accounts generally vest on the last day of the quarter which is 12 consecutive calendar quarters from the date they are credited, subject to continued employment. Share Units credited to a participant’s matching account become fully vested on a change in control of the Company or on the participant’s death or disability while actively employed. If dividends are paid on Common

Stock, a dividend equivalent is deemed paid with respect to Share Units and credited to participants’ accounts in the form of additional Share Units. The Company has established a grantor trust to hold Common Stock corresponding to the number of Share Units credited to participants’ accounts in the ESPP. Participants do not have the right to vote Share Units, provided that the Company may, but is not required to, make arrangements for participants to direct the trustee of the grantor trust as to how to vote a number of shares held by the grantor trust corresponding to the number of Share Units credited to the participants’ matching account.

(2)	Includes options to purchase 154,374 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement. Includes 112,813 Outperformance Options exercisable within 60 days after the date of this Proxy Statement, which are exercisable up to a maximum of 902,504 shares.

(3)	Includes options to purchase 20,000 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

(4)	Includes options to purchase 12,000 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

(5)	Includes options to purchase 1,166,319 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement. Includes 416,667 Outperformance Options exercisable within 60 days after the date of this Proxy Statement, which are exercisable up to a maximum of 3,333,336 shares.

(6)	Level 3 indirectly owns 100% of the capital stock of Level 3 Telecom Holdings, Inc. (“LTH”). David C. McCourt previously owned 10% of the Common Stock of LTH. In February 2002, Mr. McCourt sold these shares of LTH Common Stock to a subsidiary of Level 3. Level 3 Delaware Holdings, Inc. (“LDH”) is a wholly owned subsidiary of LTH. The address of Level 3, LTH and LDH is 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

(7)	Consists of 8,312,423 shares of Common Stock deemed beneficially owned by HM4 RCN Partners by virtue of its ownership of record of 323,935 shares of Series A 7% Senior Convertible Preferred Stock convertible into 8,312,423 shares of Common Stock, options to purchase 4,000 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement, and 2,888 shares of Common Stock. HM4 RCN Partners receives quarterly dividends of Series A 7% Senior Convertible Preferred Stock. Does not include the March 31, 2003 quarterly dividend of 5,669 shares. HM4 RCN Partners is a general partnership of which the limited partners are HM4 RCN Qualified Fund, L.P., HM4 RCN Private Fund, L.P., and HM4 RCN Coinvestors, L.P., each a limited partnership of which the sole general partner is Hicks, Muse GP Partners IV, L.P., a limited partnership of which the sole general partner is Hicks, Muse Fund IV LLC, a limited liability Company of which Thomas O. Hicks is the sole member. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. Mr. Hicks expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Common Stock not owned of record by him. The address of Thomas O. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Peter S. Brodsky, a partner at Hicks, Muse, Tate & Furst Incorporated, has been designated by HM4 RCN Partners to serve as a Director of the Company.

(8)	Consists of 3,407,100 shares of Common Stock owned of record by Vulcan and 32,482,282 shares of Common Stock deemed beneficially owned by Vulcan by virtue of its ownership of record of 2,009,354 shares (or 100%) of the 7% Series B Senior Convertible Preferred Stock which are convertible into an aggregate of 32,482,282 shares of Common Stock. Vulcan receives quarterly dividends of Preferred Stock. Does not include the March 31, 2003 quarterly dividend of 35,164 shares. Paul G. Allen is the sole shareholder of Vulcan and may be deemed to be the beneficial owner of shares beneficially owned by Vulcan. The address of Vulcan and Paul G. Allen is 505 Union Station, 505 Fifth Avenue, South, Suite 900, Seattle, Washington 98104. Vulcan has the right to designate two Directors of the Company, and has designated William D. Savoy to serve as Director of the Company.

(9)	Does not include 141,032 stock options to purchase shares of Series B 7% Senior Convertible Preferred Stock of the Company pursuant to a Stock Option Agreement entered into as of February 18, 2001 by and between Vulcan and Mr. Savoy, effective as of November 8, 1999.

(10)	Does not include 11,597,193 shares of Common Stock owned by NSTAR Communications, Inc. which were acquired pursuant to an Exchange Agreement by and between BecoCom, Inc., now by name change NSTAR Communications, and C-TEC Corporation, the former corporate parent of RCN dated June 17, 1997, pursuant to which NSTAR Communications had the right, from time to time in accordance with the terms thereof, to sell to the Company all or a portion of NSTAR Communications’ membership interest in a joint venture with RCN Telecom Services, Inc. in exchange for shares of the Common Stock of the Company. NSTAR has converted its entire joint venture position into RCN Common Stock. Mr. May is the Chairman and Chief Executive Officer of NSTAR Communications, Inc.

(11)	Does not include shares beneficially owned by LDH. Level 3 indirectly owns 100% of the capital stock of LTH. LDH is a wholly-owned subsidiary of LTH.

(12)	Includes options to purchase 76,905 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement. Includes 61,667 Outperformance Options exercisable within 60 days after the date of this Proxy Statement, which are exercisable up to a maximum of 493,336 shares.

(13)	Share ownership also includes Mr. Roth’s proportionate interest of shares and vested options owned by the firm of Rosenn, Jenkins & Greenwald, LLP. Mr. Roth is a senior partner of the firm.

(14)	Includes options to purchase 103,906 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement. Includes 20,782 Outperformance Options exercisable within 60 days after the date of this Proxy Statement, which are exercisable up to a maximum of 166,256 shares.

(15)	Includes 7,661,074 shares of Common Stock and warrants to purchase 3,830,537 shares of Common Stock beneficially owned by Red Basin, LLC. Mr. Scott is the manager of Red Basin and he has sole power to vote or to direct the vote and sole power to dispose or to direct disposition of the shares of Common Stock beneficially owned by Red Basin. The business address of Red Basin is c/o Fraser Stryker, 500 Energy Plaza, 409 South 17th Street, Omaha, Nebraska 68102, Attention: John Boyer/Thomas Flaherty. Mr. Scott’s business address is 1000 Kiewit Plaza, Omaha, Nebraska 68131. Also includes 750,000 Outperformance Options exercisable within 60 days after the date of this Proxy Statement, which are exercisable up to a maximum of 6,000,000 shares.

(16)	Includes options to purchase 18,498 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

(17)	In June 2002, NSTAR Communications received 7,500,000 shares of the Company’s Common Stock in exchange for its interest in NSTAR Communications.

EXECUTIVE COMPENSATION

      The following table sets forth, for the fiscal years ending December 31, 2000, 2001, and 2002 the total compensation, as well as certain other compensation, paid or accrued to the Chief Executive Officer and the four other most highly compensated Executive Officers (the named Executive Officers).

Summary Compensation Table

		Annual Compensation(1)				Long-Term Compensation Awards

				Other Annual		Restricted	Securities		All Other
		Salary	Bonus	Compensation		Stock	Underlying		Compensation
Name and Position		($)	($)(19)	($)		Awards($)(2)	Options(#)(3)		($)(4)

David C. McCourt	2002	500,000	—	0		290,000	0	(20)	57,420
Chairman and Chief	2001	500,000	950,000	0		650,000	1,262,500	(5)	50,627
Executive Officer	2000	500,000	0	0		2,499,910	0	(6)	20,650
Jeffrey M. White(12)	2002	300,000	151,404	157,500	(16)	147,500	0	(20)	112,901
Vice Chairman and	2001	288,462	275,000	0		2,309,061	459,375	(13)	46,689
Chief Financial Officer
Michael A. Adams	2002	300,000	—	0		110,000	0	(20)	7,382
Chief Strategy Officer	2001	300,000	250,000	0		183,000	292,500	(10)	2,867
	2000	293,000	200,000	0		140,000	0	(16)	202,893
Timothy J. Stoklosa	2002	240,000	—	0		45,000	0	(20)	7,382
Executive Vice President,	2001	236,538	210,000	0		160,508	145,715	(14)	6,278
Corporate Finance	2000	207,000	150,000	0		81,000	0	(15)	6,319
PK Ramani(7)	2002	223,077	—	0		28,265	0	(20)	7,382
Senior Vice President,	2001	214,423	111,500	0		120,885	40,662		6,278
Operations Support	2000	209,232	58,000	0		306,044	19,995		6,319
Robert J. Currey(17)	2002	300,000	0	0		15,833	0	(20)	6,305
Vice Chairman	2001	300,000	275,000	0		105,000	118,869	(8)	11,422
	2000	221,000	225,000	0		25,961	355,439	(9)	3,770
Eileen Gabriel(18)	2002	269,104	37,319	0		35,309	0	(20)	7,320
Chief Information Officer	2001	235,000	158,623	0		122,400	45,813		6,278
	2000	242,500	65,000	0		280,044	12,750		6,319

(1)	Includes the amount of the deferred compensation contributed by the named Executive Officers to purchase share units pursuant to the ESPP. Such deferred compensation is matched by the Company. Matching contributions are reflected under Restricted Stock Awards. See footnote (2) below. See also, footnote (1) under “Security Ownership of Certain Beneficial Owners and Management.”

(2)	These amounts reflect the market value on the date of grant of matching share units pursuant to the ESPP (including unvested units). Also includes for 2002 restricted stock awards of 168,750 shares and 42,453 shares with a market value on the date of grant of $135,000 and $22,500, respectively, to Mr. White pursuant to an employment agreement between the Company and Mr. White. Also includes for 2001 a restricted stock award of 454,546 shares, with a market value on the date of grant of $550,000 to Mr. McCourt as a performance bonus for 2001; a restricted stock award of 102,564 shares, with a market value on the date of grant of $596,153, to Mr. White as a signing bonus and two restricted stock awards of 369,004 and 168,919 shares, with a market value on the date of grant of $1,180,813 and $532,095, respectively, to Mr. White as performance bonuses; a restricted stock award of 25,000 shares, with a market value on the date of grant of $83,000 to Mr. Adams as a long-term incentive award; a restricted stock award of 25,000 shares, with a market value on the date of grant of $83,000, to Mr. Stoklosa as a long-term incentive award; a restricted stock award of 20,000 shares, with a market value on the date of grant of $66,400, to Mr. Ramani as a long-term incentive award; and a restricted stock award of 20,000 shares, with a market value on the date of grant of $66,400, to Ms. Gabriel as a long-term incentive award. Also includes for 2000 a restricted stock award of 238,806 shares, with a market value on the date of grant of $2,000,000 to Mr. McCourt in lieu of a cash bonus for 2000 performance; a restricted stock award of 3,732 shares, with a market value on the date of grant of $250,044, to Mr. Ramani as a long-term incentive award; and a restricted stock award of 3,732 shares, with a market value on the date of grant of $250,044, to Ms. Gabriel as a long-term incentive award.

The aggregate holdings and the value of Share Units (including matching share units and share units in respect of deferred compensation) for the named participants in the ESPP as of December 31, 2002 are as follows: Mr. McCourt, 540,826 share units, aggregate value $286,638; Mr. Adams, 197,059 share units, aggregate value $104,441; Mr. Stoklosa, 109,975 share units, aggregate value $58,287; and Mr. Ramani, 85,984 share units, aggregate value $45,572. Mr. White does not participate in the ESPP. Holdings in the ESPP for Mr. Currey and Ms. Gabriel were distributed prior to December 31, 2002. See also, footnote (1) under “Security Ownership of Certain Beneficial Owners and Management.”

The aggregate holdings and the value of restricted stock for Mr. McCourt as of December 31, 2002 was 613,750 shares, aggregate value of $325,288. One-third of the shares granted in 2001 vested on February 21, 2002, and an additional one-third vested on February 21, 2003. The remaining one-third will vest on February 21, 2004. One-half of the shares granted in 2002 will vest on April 16, 2003, and the remaining one-half will vest on April 16, 2004.

The aggregate holdings and the value of restricted stock for both Mr. Adams and Mr. Stoklosa as of December 31, 2002 was 12,500 shares, aggregate value of $6,625. One-half of the restricted stock granted to Mr. Adams and Mr. Stoklosa vested on April 25, 2002, and the remaining one-half vests on April 25, 2003.

The aggregate holdings and the value of restricted stock for Mr. White as of December 31, 2002 was 325,939 shares, aggregate value of $172,748. One-third of the restricted stock granted to Mr. White as a signing bonus vested upon the Company meeting certain financial targets. An additional one-third vested on the first anniversary of the financial targets being met. The remaining one-third will vest on the second anniversary of the financial targets being met. One-third of the restricted stock first granted to Mr. White as a performance bonus vested upon the Company meeting certain financial targets. An additional one-third vested on the first anniversary of the financial targets being met. The remaining one-third will vest on the second anniversary of the financial targets being met. The restricted stock granted to Mr. White as a second performance bonus was cancelled pursuant to an employment contract between the Company and Mr. White. The additional restricted stock granted to Mr. White pursuant to the employment contract will vest upon certain objectives being met.

The aggregate holdings and the value of restricted stock for Mr. Ramani as of December 31, 2002 was 12,488 shares, aggregate value of $6,619. One-third of the restricted stock granted to Mr. Ramani as a long-term incentive award in 2000 vested on March 10, 2002, which was the second anniversary of the grant. The remaining two-thirds vested on March 10, 2003, the third anniversary of the grant. One-half of the restricted stock granted to Mr. Ramani as a long-term incentive award in 2001 vested on April 25, 2002, the first anniversary of the grant, and the remaining one-half vests on April 25, 2003.

(3)	Messrs. McCourt, White, Adams, Stoklosa, Ramani, and Currey and Ms. Gabriel accepted the Company’s offer to exchange certain of their outstanding stock options for options to purchase a lesser number of shares at a lower exercise price and a new vesting period. These exchanges resulted in the cancellation of outstanding options and grants on November 7, 2001 of a lesser amount of options with a new vesting period, as follows: options to purchase an aggregate of 1,262,500 shares to Mr. McCourt, options to purchase an aggregate of 196,875 to Mr. White, options to purchase an aggregate of 292,500 shares to Mr. Adams, options to purchase an aggregate of 145,715 shares to Mr. Stoklosa, options to purchase an aggregate of 29,997 shares to Mr. Ramani, options to purchase an aggregate of 118,869 shares to Mr. Currey, and options to purchase an aggregate of 37,563 shares to Ms. Gabriel. These new options have an exercise price of $1.95 per share and a term ending on November 7, 2006. These options vest monthly over thirty-six months beginning November 24, 2001.

(4)	Includes the following amounts for the last fiscal year:

David C. McCourt: $382 Company paid life insurance; $7,000 401(k) Company match; $50,038 Company provided transportation.

Jeffrey M. White: $382 Company paid life insurance; $7,000 401(k) Company match; $105,519 Company provided housing, transportation and other personal expenses.

Michael A. Adams: $382 Company paid life insurance; $7,000 401(k) Company match.

Timothy J. Stoklosa: $382 Company paid life insurance; $7,000 401(k) Company match.

PK Ramani: $382 Company paid life insurance; $7,000 401(k) Company match.

Robert J. Currey: $227 Company paid life insurance; $6,078 401(k) Company match.

Eileen Gabriel: $320 Company paid life insurance; $7,000 401(k) Company match.

(5)	Does not include 250,000 Outperformance Options (“OSO’s”) granted April 25, 2001. Also does not include 1,000,000 OSO’s granted pursuant to the Company’s offer to exchange certain of Mr. McCourt’s outstanding OSO’s. See discussion above regarding Outperformance Option Grants.

(6)	Does not include 2,000,000 OSO’s granted in fiscal 2000. See discussion below regarding Outperformance Option Grants.

(7)	Mr. Ramani became an executive officer of the Company in 2002.

(8)	Does not include 100,000 OSO’s granted April 25, 2001. See discussion above regarding Outperformance Option Grants.

(9)	Includes converted options Mr. Currey received pursuant to the terms of the merger agreement between the Company and 21st Century Telecom Group, Inc.

(10)	Does not include 356,250 OSO’s granted pursuant to the Company’s offer to exchange certain of Mr. Adam’s outstanding OSO’s. See discussion above regarding Outperformance Option Grants.

(11)	Does not include 600,000 OSO’s granted in fiscal 2000. See discussion above regarding Outperformance Option Grants.

(12)	Mr. White became an executive officer of the Company in 2001. His employment with the Company terminated on April 14, 2003.

(13)	Includes 262,500 options granted to Mr. White upon his employment with the Company, as well as options granted pursuant to the Company’s offer to exchange options. See footnote number 3 above. Does not include 87,500 OSOs granted to Mr. White upon his employment with the Company, nor 65,625 OSO’s granted pursuant to the Company’s offer to exchange certain of Mr. White’s outstanding OSO’s. See discussion above regarding Outperformance Option Grants.

(14)	Does not include 75,000 OSO’s granted April 25, 2001. Also does not include 100,000 OSO’s granted pursuant to the Company’s offer to exchange certain of Mr. Stoklosa’s outstanding OSO’s. See discussion above regarding Outperformance Option Grants.

(15)	Does not include 200,000 OSO’s granted in fiscal 2000. See discussion above regarding Outperformance Option Grants.

(16)	This amount reflects the market value on the date of grant of shares of Common Stock pursuant to an employment agreement between the Company and Mr. White.

(17)	Mr. Currey’s employment with the Company terminated on May 1, 2002.

(18)	Ms. Gabriel’s employment with the Company terminated on October 18, 2002.

(19)	Although an average of 70% of the target bonus objectives have been achieved, bonuses for executive officers will not be paid until the Company achieves certain additional targets established by the Compensation Committee that will validate that the Company is on an appropriate trajectory to meet its 2003 objectives.

(20)	The Company granted no options to the named executive officers in 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END

OPTION VALUES(1)

			Number of Securities		Value of Unexercised
			Underlying Unexercised Options		In-The-Money Options at Fiscal
	Shares		At Fiscal Year End(2)		Year End(3)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

David C. McCourt	0	0	990,972	771,528	0	0
Jeffrey M. White	0	0	76,562	120,313	0	0
Michael A. Adams	0	0	113,749	178,751	0	0
Timothy J. Stoklosa	0	0	56,666	89,049	0	0
PK Ramani	0	0	12,999	20,998	0	0
Robert J. Currey	0	0	170,303	72,643	0	0
Eileen Gabriel	0	0	13,564	23,999	0	0

(1)	There were no options exercised by the named executive officers during fiscal 2002.

(2)	Denominated in shares of Common Stock.

(3)	The fair market value of Common Stock at December 31, 2002 was $0.535 per share.

AGGREGATED OSO EXERCISES IN LAST FISCAL YEAR AND FY-END OSO VALUES(1)

			Number of Securities		Value of Unexercised
			Underlying Unexercised OSOs		In-The-Money OSOs at Fiscal
	Shares		At Fiscal Year End(2)		Year End(3)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

David C. McCourt	0	0	283,333	966,667	0	0
Jeffrey M. White	0	0	15,313	50,312	0	0
Michael A. Adams	0	0	83,125	273,125	0	0
Timothy J. Stoklosa	0	0	38,333	136,667	0	0
PK Ramani	0	0	0	0	0	0
Robert J. Currey	0	0	11,667	38,333	0	0
Eileen Gabriel	0	0	0	0	0	0

(1)	There were no OSOs exercised by the named executive officers during fiscal 2002.

(2)	Denominated in shares of Common Stock.

(3)	OSO value at December 31, 2002 has been computed based upon the OSO formula and multiplier as of that date. The value of an OSO is subject to change based upon the performance of Common Stock relative to the performance of the S&P 500 Index from the time of the grant of the OSO award until the OSO award has been exercised.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors (the “Audit Committee”), pursuant to its Charter, oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just

      The Audit Committee has met with, reviewed and discussed with management the financial statements for fiscal year 2002 audited by PricewaterhouseCoopers LLP, the Company’s independent public accountants, and various matters related to the financial statements, including those matters required to be discussed by Statements on Auditing Standards (SAS) No. 61 (Codification of Statements on Auditing Standards, AU 380). The Charter indicates that the Audit Committee shall review with Management and the Company’s independent public accountants such matters as the initial selection and changes in accounting policies, management judgments and accounting estimates, significant audit adjustments, adequacy of internal control systems, and disagreements, if any, between management and the Company’s independent public accountants. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees), has met with and discussed with PricewaterhouseCoopers LLP those matters required to be disclosed by SAS 61, and has considered whether the provision of non-audit services by the independent public accountants is compatible with maintaining auditor independence, together with the issue of PricewaterhouseCoopers LLP’s independence generally. The Company’s independent public auditors represented to the Audit Committee that the Corporation’s audited financial statements were prepared in accordance with generally accepted accounting standards of the United States of America. Based upon such review and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2002 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of the Company’s independent public accountants.

THE AUDIT COMMITTEE
Alfred Fasola, Chairman
Richard R. Jaros
Thomas J. May
Thomas P. O’Neill, III

Dated:

      The Company incurred the following fees for services performed by PricewaterhouseCoopers LLP in fiscal 2002:

Audit Fees

      The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q were $761,600.

Financial Information Systems Design and Implementation Fees

      During the year ended December 31, 2002, PricewaterhouseCoopers LLP rendered no professional services to the Company in connection with the design and implementation of financial information systems.

All Other Fees

      A total of $524,780 for all other services, including $180,895 for tax-related services; and $343,885 for audit-related services such as the issuance of consents, audits of the Company’s employee benefit plan, and financial statement audits of the Company’s equity investees and carve-out financial statements audits.

PERFORMANCE GRAPH

      The following performance graph compares the performance of the Common Stock to the NASDAQ Stock Market (U.S.) Index and the NASDAQ Telecommunications Index. The graph assumes that the value of the investment in the Common Stock and each Index was $100 at September 22, 1997 for the Common Stock and at August 31, 1997 for each Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG RCN CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX AND
THE NASDAQ TELECOMMUNICATIONS INDEX

[CUMULATIVE TOTAL RETURN PERFORMANCE GRAPH]

		NASDAQ Stock Market	NASDAQ
	RCNC	Index	Telecommunications Index

Sept 97	100.00	100.00	100.00
Dec 98	130.00	131.00	181.00
Dec 99	356.00	237.00	316.00
Dec 00	46.00	147.00	139.00
Dec 01	21.00	117.00	93.00
Dec 02	4.00	80.00	43.00

*	$100 INVESTED ON 9/22/97 IN RCN STOCK OR ON 8/31/97 IN INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

EMPLOYMENT AGREEMENT

      Effective June 1, 2002, the Compensation Committee authorized the Company to revised its employment agreement with Mr. White dated January 1, 2001, although such revision was never memorialized into an executed agreement. Mr. White agreed to serve as the Company’s Vice Chairman and Chief Financial Officer until December 31, 2002. In lieu of participation in the 2002 Company’s Short-Term Incentive Plan and other performance-based incentive compensation in his existing agreement, Mr. White was paid (i) for his existing annual base salary of $300,000, plus a monthly bonus payout, for a total of $35,000 per month, and (ii) a lump sum bonus upon execution of $81,250. Additionally, Mr. White was granted (i) 110,530 fully vested shares of the Company’s Common Stock pursuant to the Company’s 1997 Equity Incentive Plan, and (ii) 211,203 shares of restricted stock of the Company’s Common Stock, which vest upon the achievement of certain objectives, including: (i) progress towards achievement of EBITDA positive status for the Company; (ii) sufficient continued progress toward achieving acceptable growth levels in certain markets; (iii) meeting budgeted 2002 Revenue and Connection targets in certain markets; (iv) development of a structure to deliver improved and expanded financial reporting; and (v) management to conclusion of the Central New Jersey sale process. The restricted stock award previously granted on October 31, 2001 was cancelled.

      Effective April 4, 2003, the Company entered into a separation agreement with Mr. White. The agreement provided for Mr. White to continue to be paid his base salary of $300,000 and medical insurance coverage for a period of one-year (the “Severance Period”). Mr. White’s 211,203 shares of restricted stock, granted in connection with the June 1, 2002 revision of his employment agreement. In addition, any previously granted restricted stock and options will continue to vest during the Severance Period. At the end of the Severance Period, Mr. White will be paid $50,000. Following any such vesting, Mr. White will have 90 days to exercise any vested options or they will be deemed forfeited.

      On May 1, 2002, the Company entered into a separation agreement with Robert Currey, its Vice Chairman. The agreement provided for Mr. Currey to continue to be paid his base salary of $300,000 until May 2, 2003 (the “Severance Period”). During the Severance Period, his previously granted restricted stock or options will continue to vest. Following any such vesting, Mr. Currey will have 90 days to exercise any vested options or they will be deemed forfeited. With respect to those options which were converted into options to purchase shares of the Company’s Common Stock as a result of the Company’s acquisition of 21st Century Telecom Inc., however, Mr. Currey will have until March 6, 2008, the original termination date of the options granted to Mr. Currey by 21st Century Telecom Inc., to exercise the options.

      On October 18, 2002, the Company entered into a separation agreement with Eileen Gabriel, its Chief Information Officer. The agreement provided for Ms. Gabriel to continue to be paid her base salary until October 31, 2002, together with a lump sum severance equal to $93,317. In addition, any previously granted restricted stock and options will continue to vest until April 30, 2003. Following any such vesting, Ms. Gabriel will have 90 days to exercise any vested options or they will be deemed forfeited.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company’s Directors, executive officers, and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission and the NASDAQ Stock Market initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2002, all of the Company’s Directors and executive officers complied with all Section 16(a) filing requirements, with the exception of three reports, which were inadvertently filed late by P. K. Ramani and related to his initial filing and his purchases under the Executive Stock Purchase Plan.

TRANSACTIONS WITH RELATED PARTIES

      In June 1997, the Company and BECO, through wholly owned subsidiaries, entered into a joint venture agreement providing for the organization and operation of RCN-BecoCom, LLC. RCN-BecoCom was organized to own and operate an advanced fiber optic telecommunications network and to provide, in and around the Boston market, voice, video and data services, as well as the communications support component of energy related customer services offered by BECO. As part of the joint venture, the parties entered into an Operating Agreement, a Construction and Indefeasible Right of Use Agreement (“IRU Agreement”), a Management Agreement, an Exchange Agreement and a Joint Investment Agreement. NSTAR, through its subsidiary NSTAR Communications (formerly known as BecoCom, Inc.), is a party to this joint venture. During 2002, the Company paid NSTAR Communications and NSTAR approximately $7,332,973, primarily for network construction and related support pursuant to the terms of the IRU Agreement, and separately paid NSTAR approximately $3,297,328 for utility services. Thomas J. May, a Director of the Company, is Chairman and Chief Executive Officer of NSTAR, as well as NSTAR Communications, which is a party to the joint venture with RCN Telecom Services, Inc., and its principal operating companies.

      The Company agreed to provide or cause to be provided certain specified services (management services) to CTE for a transitional period pursuant to the Distribution Agreement dated as of September 5, 1997. The transitional services provided included: (i) accounting; (ii) payroll; (iii) management supervision and Office of the Chairman; (iv) cash management; (v) human resources and benefit plan administration; (vi) insurance administration; (vii) legal; (viii) tax; (ix) internal audit; (x) investor and public relations; and (xi) other miscellaneous administrative services. The fee per year for these services was 3.5% of the first $175 million of revenue of CTE and 1.75% of any additional revenue. In 2001, the transitional services provided included legal and Office of the Chairman. The total fees for 2002 and 2001 were approximately $1,200,000. During 1999, the majority of the transitional services were transferred to CTE from RCN and therefore the fee was adjusted downward accordingly. The services remaining in 2002 include Office of the Chairman, tax and certain legal services. This Agreement was terminated by CTE in December, 2002. Messrs. McCourt, Scott, Roth, Crowe, Adams, Graham, Jaros and Stoklosa are Directors of CTE.

      The Company, through an agreement entered into between its subsidiary RCN Long Distance Company, now by merger RCN Telecom Services, Inc. and CTE, provided CTE local and long distance services of approximately $3,508,681 during 2002. This agreement is the result of arm’s length negotiations and fees are paid to the Company based on usage. Commonwealth Telephone Company and CTSI, Inc., subsidiaries of CTE, provided the Company with local and long distance services of approximately $197,455. Messrs. McCourt, Scott, Roth, Crowe, Adams, Graham, Jaros and Stoklosa are Directors of CTE.

      In 2002 the Company, pursuant to the terms of various construction and IRU agreements, paid Level 3 approximately $591,876 for network construction in its Northern New Jersey market; approximately $494,455 for network construction in its San Francisco market; and approximately $1,002,041 relating to a joint trench project in its Boston market. The Company also paid Level 3 approximately $2,305,084 for circuit costs and other carrier services in several markets. Messrs. Crowe, Scott, Yanney and Jaros are Directors of Level 3. Mr. McCourt, Chairman, Chief Executive Officer and Director of the Company is also a Director of Level 3. Level 3 owns 24.29% of the shares of Common Stock of the Company.

      The Company has an agreement with Sordoni Skanska (“Sordoni”), a subsidiary of Skanska USA, under which Sordoni, as project manager, oversees network construction in several of the Company’s markets. Sordoni was selected by the Company as construction manager pursuant to a competitive bidding process. Under the agreement, the Company pays Sordoni a management fee of 1% per project. During 2002, the Company paid for such projects approximately $594,309 for network construction and related labor costs, which included reimbursement to Sordoni for invoices it paid to subcontractors, as well as its staff and administrative services, and the project management fees for Sordoni. The Company also paid Barney Skanska approximately $1,087,671 for construction services relating to certain of the Company’s hubsites. Stuart E. Graham, who is the Chief Executive Officer of Skanska USA, Inc., was a Director of the Company until he resigned on December 3, 2002.

      On May 28, 2001, the Company entered into a Stock Purchase Agreement with Red Basin, LLC, an entity formed by Walter Scott, Jr. together with certain family members and trusts, pursuant to which, on the terms and subject to the conditions therein, Red Basin agreed to purchase $50,000,000 in Common Stock and warrants of the Company in a private placement. Under the terms of the private placement, Red Basin purchased 7,661,074 shares of Common Stock and warrants to purchase 3,830,537 shares of Common Stock. The Company used the proceeds to repurchase certain of its debt securities in a tender offer that commenced on May 30, 2001. On June 28, 2001 the Company completed its tender offer and its private placement. Mr. Scott is the manager of Red Basin and he has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the shares of Common Stock beneficially owned by Red Basin. Mr. Scott is a Director of the Company.

      The Company paid the Hanify & King law firm approximately $286,813 for legal services in 2002. Terence P. McCourt, Esq., a partner in the firm, is a brother of David C. McCourt, Chairman, Chief Executive Officer and Director of the Company.

      The Company paid $224,891 to Liberty Mutual Insurance Company to lease office space for operations in 2002 in its Boston market. Thomas J. May is a Director of the Company and Liberty Mutual Insurance Company.

      In July 2002, the Company entered into a four-year data center-outsourcing contract with (I) Structure, Inc., a Level 3 Communications Company. As of September 30, 2002, Level 3 owned 24.11% of the outstanding shares of Common Stock in RCN. The (I) Structure data center will primarily host the Company’s billing systems and financial support applications. The Base service fee is approximately $150 per month.

      In December, 2002, the Company sold a parcel of real estate in Dallas, Pennsylvania to Commonwealth Telephone Company for proceeds of approximately $1,974,000. The sale price was based on independent appraisals and the Company continues to occupy a portion of the building.

      On September 20, 2001, Mr. Scott was appointed Vice Chairman of the Company’s Board of Directors, and engaged to act as a consultant to the Board and management in connection with various matters requested by the Board, including those relating to raising capital and construction issues. Mr. Scott did not receive any fee or cash bonus as compensation for his consulting services. In lieu thereof, Mr. Scott was granted 500,000 Outperformance Options with an initial strike price of $1.95. These Outperformance Options vested monthly over sixty months beginning October 2001. The Company also agreed to grant to Mr. Scott an additional 250,000 Outperformance Options, at the same initial strike price of $1.95, which would be fully vested on the date of grant, provided that certain performance objectives were achieved by April 2002. The performance objectives related to: (i) certain debt reduction activities, (ii) assisting the CEO in reviewing each market’s business plan to assure positive cash flow in each market, (iii) reviewing and assisting management in preparing the Company’s financial plan to assure efficiencies are realized, including relating to engineering and construction, operations and sales and marketing, (iv) assisting the CEO in seeking strategic partners, (v) reviewing with the CEO and President of Customer and Field Operations the organizational structure and necessary changes to improve efficiencies and reduce expenses, and (vi) such other duties as may be requested by the Board of Directors from time to time. The Compensation Committee retained the right to modify or add to the targets. The Compensation Committee determined that Mr. Scott had achieved the objectives. However, on April 16, 2002, the Committee and Mr. Scott agreed that notwithstanding the foregoing, and in light of the market price for the Company’s Common Stock, new and additional performance objectives would be added and the additional 250,000 Outperformance Options would be granted and fully vested only upon achievement of such objectives. In addition, the initial strike price of such 250,000 Outperformance Options would be $1.21, the closing price of the Common Stock on April 15, 2002. On April 16, 2002, the date the Committee decided to include new and additional objectives, the Committee amended the vesting of the initial 500,000 Outperformance Options to provide that they were fully vested on such date. On February 27, 2003 the Compensation Committee determined that the additional objectives had been met, and the additional 250,000 Outperformance Options were granted accordingly.

OTHER MATTERS

      The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

GENERAL INFORMATION

Financial Information

      A copy of the Company’s 2002 Annual Report to Shareholders containing the Consolidated Financial Statements of the Company, including the report thereon dated March 12 2003.

      Upon the written request of any person who, on March 12, 2003, was a record owner of Common Stock or who represents in good faith that he was on such date a beneficial owner of such Common Stock entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s 2002 Annual Report on Form 10-K, including the financial statements, schedules and exhibits, filed with the Securities and Exchange Commission (“SEC”). Written requests for the Annual Report should be directed to: Investor

Relations Department, RCN Corporation, 105 Carnegie Center, Princeton, New Jersey 08540, Attn: Kevin Kuryla, Director of Investor Relations, e-mail: ir@rcn.com.

Solicitation of Proxies

      The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, Directors and regular employees of the Company, personally or by telephone, telecopy, telegraph, or through on-line methods, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding soliciting materials to their principals.

      It is important that proxies be returned promptly. Therefore, shareholders are urged to promptly fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. Proxies will also be considered to be confidential voting instructions to the applicable Trustee with respect to shares held in accounts under the RCN Savings and Stock Ownership Plan and the Employee Stock Purchase Plan (collectively, “Savings Plans”). If participants in the Savings Plans are also shareowners of record under the same account information, they will receive a single proxy which represents all shares. If the account information is different, then the participants will receive separate proxies. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs. In the alternative, shareholders are urged to promptly vote their proxy via the Internet or by telephone. Check your card or other information forwarded by your broker, bank or other holder of record to see which options are available to you.

Incorporation By Reference

      With respect to any future filings with the Securities and Exchange Commission into which this proxy statement is incorporated by reference, the material under the captions “Compensation Committee Report,” “Report of the Audit Committee” and “Performance Graph” shall not be incorporated into such future filings.

Forward Looking Statements

      This Proxy Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to us. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including risks, uncertainties and assumptions, including, but not limited to difficulties associated with the Company’s failure to: achieve and sustain profitability based on the implementation of our broadband network; obtain adequate financing; overcome significant operating losses; produce sufficient cash flow to fund our business and our anticipated growth; attract and retain qualified management and other personnel; develop and implement effective business support systems for provisioning orders and billing customers; obtain and maintain regulatory approvals; meet the terms and conditions of our franchise agreements and debt agreements, including the indentures relating to our bonds and our secured credit agreement; achieve adequate customer penetration of our services to offset the fixed costs of our network; reduce our overhead costs; develop and successfully implement appropriate strategic alliances or relationships; obtain equipment, materials, inventory at competitive prices; obtain video programming at competitive rates; complete acquisitions or divestitures; efficiently and effectively manage changes in technology, regulatory or other developments in the industry, changes in the competitive climate in which we operate, and relationships with franchising authorities; respond to competitive pressures from better funded and more established services providers; changes in legal and regulatory requirements and general economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected or projected. Such forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions, relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

Shareholder Proposals

      The Board of Directors will provide for the presentation of your proposals at the 2004 Annual Meeting, provided that such proposals are submitted by eligible stockholders who have complied with the relevant regulations of the Securities and Exchange Commission regarding stockholder proposals, and our by-laws, a copy of which are available upon written request addressed to the Secretary of the Company at the Company’s principal executive offices. To be considered for inclusion in our proxy statement for the 2004 Annual Meeting, stockholder proposals must be received at our principal executive office no later than December 24, 2003.

By order of the Board of Directors.

/s/ W. TERRELL WINGFIELD, JR.
W. Terrell Wingfield, Jr.
General Counsel and
Corporate Secretary

Dated: